Exhibit 99.1

Socket Mobile Common Stock to Begin Trading on OTCQX, the Premier OTC Marketplace, on September 13, 2012

NEWARK, Calif., - September 12, 2012 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions (the “Company”), announced today that its shares of common stock will commence trading on the OTCQX Marketplace, the premier OTC marketplace, on September 13, 2012. The shares will continue to trade under the Company’s current symbol, “SCKT”.

“We are pleased to be moving to the OTCQX which, as the premier OTC marketplace, is reserved for the best OTC-traded companies,” said David Dunlap, the Company’s Chief Financial Officer.

Investors will be able to view real-time level 2 stock quotes for the Company at http://www.otcmarkets.com/stock/SCKT/quote.

About Socket Mobile

With 20 years of experience in the Automatic Identification and Data Capture (AIDC) market, Socket Mobile makes mobile computing and productivity work. The Company offers a family of handheld computers and an extensive portfolio of AIDC peripherals specifically designed to increase productivity and drive operational efficiencies in healthcare, hospitality and other business mobility deployments. The Company also offers OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the Company’s official blog.

About OTC Markets Group, Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates Open, Transparent and Connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice. Our OTC Link® ATS directly links a diverse network of broker-dealers that provide liquidity and execution services for a wide spectrum of securities. We organize these securities into tiered marketplaces to inform investors of opportunities and risks - OTCQX® - The Intelligent Marketplace for the Best OTC Companies; OTCQB® - The Venture Marketplace; and OTC Pink® - The Open Marketplace. Our data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors. To learn more about how we create smarter financial marketplaces, visit www.otcmarkets.com.

OTC Link ATS is operated by OTC Link LLC, member FINRA/SIPC and SEC registered ATS.

Socket Media Contact:	Socket Investor Contact:	Investor Relations Contact:
Michelle Man	Dave Dunlap	Todd Kehrli / Jim Byers
Marcom Manager	Chief Financial Officer	MKR Group, Inc.
510-933-3061	510-933-3035	323-468-2300
michelle@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

Socket and SoMo are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2012, Socket Mobile, Inc. All rights reserved.

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